Chittenden Corporation
Consolidated Statements of Cash Flows (Unaudited)

                                      For the Nine Months Ended September 30,
                                                            1995       1994
                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $15,488    $11,251
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for possible loan losses                       2,750      3,400
    Depreciation and amortization                            1,734      1,468
    Amortization of intangible assets                          664          -
    Amortization of premiums, fees, and discounts, net         852      1,038
    Investment securities (gains) losses                      (205)       324
    Gains on sale of premises and equipment                   (220)         -
     Prepaid income taxes                                   (1,066)       (10)
Changes in assets and liabilities net of effects from
   purchase of the Bank of Western Massachusetts:
     Loans held for sale                                    (6,418)     9,751
     Accrued interest receivable                              (134)    (2,977)
     Other assets                                            4,508       (893)
     Accrued expenses and other liabilities                     84        201
                                                          ---------  ---------
      Net cash provided by operating activities             18,037     23,553
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Bank of Western Massachusetts,
       net of cash acquired                                 (3,455)         -
    Proceeds from sales of securities (available for sale)  23,817     32,992
    Proceeds from maturing securities and principal payments
       on securities (available for sale)                  245,537    124,328
    Purchases of securities (available for sale)          (281,133)  (240,663)
    Proceeds from principal payments on securities
       (held for investment)                                   122        775
    Loans originated, net of principal repayments          (19,393)   (21,286)
    Purchases of premises and equipment                     (4,435)    (1,590)
    Proceeds on sale of premises and equipment               1,468         22
                                                          ---------  ---------
      Net cash used in investing activities                (37,472)  (105,422)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                58,313      4,964
    Net increase (decrease) in short-term borrowings        14,112    (17,945)
    Proceeds from issuance of treasury and common stock        904        235
    Dividends on common stock                               (3,235)    (2,056)
                                                          ---------  ---------
      Net cash provided by (used in) financing activities   70,094    (14,802)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents        50,659    (96,671)
Cash and cash equivalents at beginning of year             100,973    195,163
                                                          ---------  ---------
Cash and cash equivalents at September 30,                $151,632    $98,492
                                                          =========  =========
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
      Interest                                             $36,587    $22,004
      Income taxes                                           7,000      4,400
    Noncash transactions:
      Loans transferred to other real estate owned           4,612      1,187
      Mortgage loans securitized                             8,100          -
      Common stock issued in conjunction with the
        acquisition of The Bank of Western Massachusetts    14,276          -

The accompanying notes are an integral part of these consolidated financial statements.